BARON SELECT FUNDS

                              Plan of Distribution
                             Pursuant to Rule 12b-1

     This Plan of Distribution of Baron Select Funds (the "Trust") is intended to be adopted in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended, (the "1940 Act"), with respect to the shares of beneficial interest of all series of the Trust (separately, a "Fund" and collectively, the "Funds") (the "Shares") on the following terms and conditions:

1.   Distribution Activities.
     -----------------------
     The amount set forth in paragraph 2 of this Plan shall be paid for the services of Baron Capital, Inc. ("BCI") as distributor of the shares of beneficial interest of all series of the Trust (separately, a "Fund" and collectively, the "Funds") (the "Shares"), the Shares in connection with its activities or expenses primarily intended to result in the sale of Shares, including, but not limited to, compensation to registered representatives or other employees of BCI, and to other broker-dealers, to banks and to other financial institutions that have entered into a Soliciting Dealer Agreement with BCI; compensation to and expenses of employees of BCI who engage in or support distribution of Shares or who service shareholder accounts; telephone expenses; interest expense; overhead; a carrying charge which approximates lost opportunity costs; printing of prospectuses and reports for other than existing shareholders; and preparation, printing and distribution of sales literature and advertising materials.

2.   Compensation.
     ------------
     The Fund shall pay to BCI, as the distributor of the Fund's Shares, a distribution fee equal on an annual basis to .25% of the Fund's average daily net assets. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Trustees shall determine. Such fee shall be reduced by the amount BCI receives from any applicable contingent deferred charge. If this Plan is not continued or is terminated, the Fund will owe no payment to BCI other than any portion of the distribution fee accrued through the effective date of termination but then unpaid, and BCI will not have a right to recover expenses in excess of the accrued distribution fee and any amounts due through the contingent deferred sales charge.

3.   Term and Termination.

     (a) This Plan shall become effective on the date hereof. Unless terminated as herein provided, this Plan shall continue in effect for one year from the date hereof and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both
          (i) the Trustees of the Fund and (ii) the Trustees of the Fund who are not "interested persons" of the Fund (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the "Rule 12b-1

          Trustees"), cast in person at a meeting called for the purpose of voting on such approval.

     (b) This Plan may be terminated at any time by the vote of a majority of the Rule 12b-1 Trustees or by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

4.   Amendments
     ----------
     This Plan may not be amended to increase materially the amount of expenditures provided for in Section 2 hereof unless such amendment is approved by a vote of majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), and no material amendment to this Plan shall be made unless approved in the manner provided for annual renewal of this Plan in Section 3(a) hereof.

5.   Selection and Nomination of Trustees
     ------------------------------------
     While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the 1940 Act) of the Fund shall be committed to the discretion of the trustees who are not interested persons of the Fund.

6.   Quarterly Reports
     -----------------
     The Trust shall cause to be provided to the Trustees of the Fund and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and any related agreement and purposes for which such expenditures were made.

7.   Recordkeeping
     -------------
     The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan, the agreements or such reports, as the case may be, the first two years in an easily accessible place.

     In Witness  Whereof,  the Trust and BCI have  executed  this Plan as of the day of April, 2003.
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                                           Baron Select Funds



                                           By:
                                              ----------------

                                           Baron Capital Inc.



                                           By:
                                              ----------------